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                                 July 26, 1995

Houghton Mifflin Company
222 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

     We have acted as tax counsel to Houghton Mifflin Company, a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), in connection with the proposed issuance by the Company of a series of securities denominated its "__% Exchangeable Notes dues 1999" (the "SAILS"), the principal amount of which at maturity and upon optional redemption is mandatorily exchangeable into shares of common stock, par value $.01 per share, of INSO Corporation, or, at the option of the Company, cash, all as described in the prospectus (the "Prospectus") which constitutes a part of the Registration Statement of the Company on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on May 26, 1995, as amended by Pre-Effective Amendment No. 1 filed with the Commission on July 3, 1995, and by Pre-Effective Amendment No. 2 filed with the Commission on July 25, 1995 (as so amended, the "Registration Statement"). You have requested our opinion regarding the discussion of certain federal income tax consequences of an investment in the SAILS by U.S. Holders (as defined in the Prospectus), which discussion is set forth under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus.

     In rendering our opinion, we have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

     Based upon the foregoing, we hereby affirm that our opinion with respect to the tax treatment of the SAILS for U.S. Holders under current law is as set forth under the heading "Certain
United States Federal Income Tax Considerations" in the
Prospectus.

     The opinion is being furnished in connection with the Prospectus. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purposes without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this form of opinion with the Securities and Exchange
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Commission as an exhibit to the Registration Statement and to the reference to us under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              GOODWIN, PROCTER & HOAR